Exhibit 14

CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER,

CHIEF FINANCIAL OFFICER AND CHIEF ACCOUNTING OFFICER

This Code of Ethics for the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer (this “Code of Ethics”) governs the conduct of the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer of Transmeridian Exploration, Inc. (the “Company”). This Code of Ethics is designed to deter wrongdoing and to promote ethical and legal behavior by the Company’s Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer.

The Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer are responsible for:

a) Acting with honesty and integrity, and avoiding actual or apparent conflicts of interest involving   personal and professional relationships. A “conflict of interest” exists when an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company;

b) Ensuring that the Company’s disclosure controls and procedures function properly and providing information that is full, fair, accurate, timely, and understandable for Securities and Exchange Commission filings and in other public communications made by the Company;

c) Complying with applicable laws, rules, and regulations of all U.S. and non-U.S. governmental entities, as well as other private and public regulatory agencies to which the Company is subject;

d) Acting in good faith and, responsibly with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to violate this Code of Ethics; and

e) Reporting illegal or unethical conduct by a director, officer or employee that has occurred, is occurring or may occur, including any potential violations of this Code of Ethics.

Violations of this Code of Ethics shall be reported to the Chairman of the Audit Committee of the Board of Directors whether the violations are of a financial or non-financial nature. The waiver of any duty or responsibility set forth in this Code of Ethics must be made by the Board of Directors of the Company. This Code of Ethics will be an Exhibit to Form 10-K for the year ended December 31, 2003, and posted to the Company website.

Acknowledgment

This is to acknowledge receipt of the Code of Ethics for the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. I understand that failure to adhere to the principles and responsibilities set forth in this Code of Ethics may result in disciplinary action, including reprimand, warnings, suspension, demotion, salary reduction, restitution and/or discharge, as well as possible legal penalties.

Name: Lorrie T. Olivier
Chief Executive Officer

Signature:	/s/ Lorrie T. Olivier
Date: March 26, 2004

Name: Randall D. Keys
Chief Financial Officer

Signature:	/s/ Randall D. Keys
Date: March 26, 2004

Name: Charles J. Campise
Chief Accounting Officer

Signature:	/s/ Charles J. Campise
Date: March 26, 2004